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                       November 9, 2023

       Walter Jankovic
       Chief Financial Officer
       Harmonic Inc.
       2590 Orchard Parkway
       San Jose, CA 95131

                                                        Re: Harmonic Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 000-25826

       Dear Walter Jankovic:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing